Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
KANDI TECHNOLOGIES, CORP.

It is hereby certified that:

I.

CORPORATE NAME

The name of the corporation is Kandi Technologies, Corp.

II.

AMENDMENT

The Certificate of Incorporation of Kandi Technologies, Corp., as amended, is hereby amended by deleting Article FIRST in its entirety and replacing therefor:

“FIRST: The name of the corporation is Kandi Technologies Group, Inc. (the “Corporation”).”

All other provisions of the Certificate of Incorporation, as amended, shall remain unchanged.

III.

ADOPTION OF AMENDMENT

This amendment to the Certificate of Incorporation has been duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with the requirements of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be executed by its duly authorized officer as of the 21st day of December, 2012.

KANDI TECHNOLOGIES, CORP.

By: /s/ Hu Xiaoming
Name: Hu Xiaoming
Title: President and Chief Executive Officer